UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 14, 2004

BOSTON LIFE SCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-6533	87-0277826
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Newbury Street, 5th Floor, Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 425-0200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Information A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On September 14, 2004, Boston Life Sciences, Inc. announced that it had received a written response to the Company’s Axosine (Inosine) IND filing from the Food and Drug Agency (“FDA” or “Agency”). In its response, the FDA placed the Company’s Phase I study on “Clinical Hold” pending the submission of additional pharmacology/toxicology data by the Company. In some cases, this data has already been compiled and can be submitted imminently, while in other cases, reprocessing of brain tissue samples and specialized histologic staining has been requested by the Agency, which the Company estimates will take at least four weeks to complete. While the Company does not expect additional tissue analyses to yield untoward toxicologic findings, there can be no assurance that such will be the case. The Company has submitted a letter to the FDA stating its intention to perform this additional work and requesting confirmation that the submission of this data will be sufficient to remove the clinical hold and to initiate the Phase I study. The Company cautions that there is no assurance that such a “positive” response will be forthcoming from the Agency, or that the Agency will not request additional studies to be performed either in response to the Company’s request for clarification or during further review of the IND by the Agency. The Company’s press release announcing this development is filed as an exhibit to this report.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits:

99.1	Press Release issued by the Company on September 14, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON LIFE SCIENCES, INC.

Date: September 15, 2004	By:	/s/ Joseph Hernon
	Name:	Joseph Hernon
	Title:	Chief Financial Officer and Secretary

EXHIBIT INDEX

The following designated exhibits are incorporated by reference or filed with this report, as indicated:

99.1	Press Release issued by the Company on September 14, 2004.